UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. |_|)

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Filed by a Party other than the Registrant |_|

Check the Appropriate Box:

|_| Preliminary Proxy Statement

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|_| Definitive Proxy Statement
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|_| Soliciting Material Under Rule 14a-12

ENB Financial Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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|X| No fee required

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ENB FINANCIAL CORP

AMENDMENT AND SUPPLEMENT TO

THE PROXY STATEMENT

For the Annual Meeting of Shareholders to be held on

Tuesday, May 10, 2022

On April 4, 2022, ENB Financial Corp (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 10, 2022 (the “Annual Meeting”).

The Company is providing this supplement (the “Supplement”) to correct information contained in the Proxy Statement relating to persons or entities who owned shares of record, or who is known by the Board of Directors of the Company, to be the beneficial owner of more than 5% of the Company’s outstanding common stock as of the record date of the proxy statement. Due to a clerical error, the Proxy Statement omitted information relating to an entity that beneficially owns more than 5% of the outstanding common stock of the Company.

The following section and chart from page 11 of the Proxy Statement, which is included in the section of the Proxy Statement titled “SHARE OWNERSHIP”, is amended and restated in its entirety as follows:

Beneficial Ownership by Principal Holders

The following table shows, to the best of our knowledge, the names and addresses of each person or entity who owned shares of record, or who is known by the Board of Directors to be the beneficial owner of more than 5% of ENB Financial Corp’s outstanding common stock as of the record date of this proxy statement, March 4, 2022.

	Shares Beneficially	Percentage of Outstanding Common
Name and Address	Owned	Stock Beneficially Owned

J. Harry Hibshman Scholarship Fund Trust	1,785,600(1)	31.98%
C/O ENB’s Money Management Group
31 East Main Street
Ephrata, Pennsylvania 17522

Robert C. Wenger Charitable Trust	500,406(2)	8.96%
C/O ENB’s Money Management Group
31 East Main Street
Ephrata, Pennsylvania 17522

(1)	Directors Emeriti John H. Shuey, Walter K. Trumbauer, and Paul W. Wenger are trustees of the J. Harry Hibshman Scholarship Fund Trust.
(2)	The Ephrata National Bank serves as the trustee of the Robert C. Wenger Charitable Trust.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates the information in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to revoke your prior vote on any proposal, please refer to page 2 of the Proxy Statement for information on how to do so.

The date of this Supplement is April 13, 2022